Exhibit 99.(10)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
of Mutual of America Institutional Funds, Inc:

We consent to the incorporation by reference, in this registration statement, of our report dated February 28, 2005, on the statements of assets and liabilities of Mutual of America Institutional Funds, Inc. (comprised of: All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Aggressive Equity Fund, Bond Fund and Money Market Fund, (“the Funds”)), including the portfolio of investments in securities for the Money Market Fund and summary portfolios of investments in securities for each of the other Funds, as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
April 29, 2005